UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

65411N-105

(CUSIP Number of Class of Securities)

Paul E. Cartee, Esq.

Vice President, General Counsel and Secretary

250 Northwest Boulevard, #202

Coeur d’Alene, Idaho 83814

(208) 676-8321

(Name, address and telephone number of person authorized to receive notices and communication on behalf of Filing Persons)

Copies to:
Patrick J. Schultheis, Esq. Mark J. Handfelt, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104 Tel: (206) 883-2500		Bradley L. Finkelstein, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 Tel: (650) 493-9300

CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$50,000,000	$1,965

*	Estimated for purposes of calculating the amount of the filing fee only, this amount is based on the purchase of 6,211,180 shares of common stock at the maximum tender offer price of $8.05 per share.

**	The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $39.30 for each $1,000,000 of the value of the transaction.

☐	Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A                                                         Filing Party: N/A

Form or Registration No.: N/A                                                        Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTION

This Tender Offer Statement on Schedule TO relates to the offer by NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Company”), to purchase up to 6,211,180 shares of its common stock, par value $0.001 per share, at a price not greater than $8.05 nor less than $7.45 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 14, 2008 (the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), and in the related Letter of Transmittal (the “Letter of Transmittal”), a copy of which is attached hereto as Exhibit (a)(1)(B). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended. The information contained in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO, as more particularly described below.

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) The name of the issuer is NightHawk Radiology Holdings, Inc., a Delaware corporation, and the address of its principal executive office is 250 Northwest Boulevard, #202, Coeur d’Alene, Idaho 83814. The telephone number of its principal executive office is (208) 676-8321.

(b) The information set forth under “Introduction” in the Offer to Purchase is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under Section 7 (“Price Range of the Shares”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) The Company is the filing person. The Company’s address and telephone number are set forth in Item 2 above. The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 4.	Terms of the Transaction.

(a) The following sections of the Offer to Purchase contain a description of the material terms of the transaction and are incorporated herein by reference:

•	“Summary Term Sheet”;

•	“Introduction”;

•	Section 1 (“Terms of the Offer”);

•	Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditions of the Tender Offer”);

•	Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 13 (“Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders”); and

•	Section 14 (“Extension of the Tender Offer; Termination; Amendment”).

(b) The information in the “Introduction” to the Offer to Purchase and in Section 10 of the Offer to Purchase (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a), (b) and (c)(1)-(10) The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans”) is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) The information set forth in the Offer to Purchase under Section 8 (“Source and Amount of Funds”) is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under Section 6 (“Conditions of the Tender Offer”) is incorporated herein by reference.

(d) The information set forth in the Offer to Purchase under Section 8 (“Source and Amount of Funds”) is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a) and (b) The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a) The information set forth in the Offer to Purchase under Section 15 (“Fees and Expenses”) is incorporated herein by reference.

Item 10.	Financial Statements.

Not applicable

Item 11.	Additional Information.

(a) The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 9 (“Information about NightHawk Radiology Holdings, Inc.”), Section 11 (“Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act”) and Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

(b) The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(A)*	Offer to Purchase dated May 14, 2008.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated May 14, 2008.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated May 14, 2008.

(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a)(1)(G)*	Press Release dated May 14, 2008.

(a)(2)	Not Applicable.

(a)(3)	Not Applicable.

(a)(4)	Not Applicable.

(b)	Not Applicable.

(d)(1)	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(2)	Form of Amended and Restated Bylaws of the Company (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(3)	Form of the Company’s common stock certificate (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on December 22, 2005, as amended).

(d)(4)	Registration Agreement, dated March 31, 2004, between the Company and certain holders of the Company’s common stock as named therein (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(5)	Form of Indemnification Agreement to be entered into between the Company and its directors and officers (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(6)	2004 Stock Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(7)	Form of Stock Option Agreement under the 2004 Stock Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(8)	2006 Equity Incentive Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on January 24, 2006, as amended).

(d)(9)	Form of Stock Option Agreement under the 2006 Equity Incentive Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on January 24, 2006, as amended).

(d)(10)	Employment Agreement, dated March 30, 2004, between the Company and Paul E. Berger, M.D. (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(11)	Offer Letter with Jon D. Berger, dated March 31, 2004 (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(12)	Professional Services Agreement, dated February 1, 2004, between Nighthawk Radiology Services, LLC and Paul E. Berger, M.D. (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(13)	Board of Directors Compensation Policy, dated February 14, 2007 (incorporated by reference to the Registration Statement on Form 10-K (No. 000-51786) filed by the Company on March 6, 2007).

(d)(14)	Employment Agreement, dated January 8, 2007, between the Company and Mr. Timothy Mayleben (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on January 11, 2007).

(d)(15)	Letter Agreement between the Company and Mr. Charles R. Bland dated March 6, 2007 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on April 9, 2007).

(d)(16)	Letter Agreement between the Company and Mr. Glenn R. Cole dated April 6, 2007 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on April 9, 2007).

(d)(17)	Employment Agreement between the Company and Mr. Tim Murnane dated February 19, 2008 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on February 25, 2008).

(d)(18)	Letter Agreement between the Company and Mr. David Engert dated April 23, 2008 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on April 30, 2008).

(g)	Not Applicable.

(h)	Not Applicable.

*	Filed herewith.

Item 13.	Information Required by Schedule 13E-3.

Not Applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 14, 2008	NIGHTHAWK RADIOLOGY HOLDINGS, INC.

	By:	/s/ Paul E. Berger, M.D.
Name: Paul E. Berger, M.D.
Title: Chief Executive Officer

Exhibit Index

(a)(1)(A)*	Offer to Purchase dated May 14, 2008.

(a)(1)(B)*	Letter of Transmittal.

(a)(1)(C)*	Notice of Guaranteed Delivery.

(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated May 14, 2008.

(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated May 14, 2008.

(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a)(1)(G)*	Press Release dated May 14, 2008.

(a)(2)	Not Applicable.

(a)(3)	Not Applicable.

(a)(4)	Not Applicable.

(b)	Not Applicable.

(d)(1)	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(2)	Form of Amended and Restated Bylaws of the Company (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(3)	Form of the Company’s common stock certificate (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on December 22, 2005, as amended).

(d)(4)	Registration Agreement, dated March 31, 2004, between the Company and certain holders of the Company’s common stock as named therein (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(5)	Form of Indemnification Agreement to be entered into between the Company and its directors and officers (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(6)	2004 Stock Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(7)	Form of Stock Option Agreement under the 2004 Stock Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(8)	2006 Equity Incentive Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on January 24, 2006, as amended).

(d)(9)	Form of Stock Option Agreement under the 2006 Equity Incentive Plan (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on January 24, 2006, as amended).

(d)(10)	Employment Agreement, dated March 30, 2004, between the Company and Paul E. Berger, M.D. (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(11)	Offer Letter with Jon D. Berger, dated March 31, 2004 (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(12)	Professional Services Agreement, dated February 1, 2004, between Nighthawk Radiology Services, LLC and Paul E. Berger, M.D. (incorporated by reference to the Registration Statement on Form S-1 (No. 333-128820) filed by the Company on October 5, 2005, as amended).

(d)(13)	Board of Directors Compensation Policy, dated February 14, 2007 (incorporated by reference to the Registration Statement on Form 10-K (No. 000-51786) filed by the Company on March 6, 2007).

(d)(14)	Employment Agreement, dated January 8, 2007, between the Company and Mr. Timothy Mayleben (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on January 11, 2007).

(d)(15)	Letter Agreement between the Company and Mr. Charles R. Bland dated March 6, 2007 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on April 9, 2007).

(d)(16)	Letter Agreement between the Company and Mr. Glenn R. Cole dated April 6, 2007 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on April 9, 2007).

(d)(17)	Employment Agreement between the Company and Mr. Tim Murnane dated February 19, 2008 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on February 25, 2008).

(d)(18)	Letter Agreement between the Company and Mr. David Engert dated April 23, 2008 (incorporated by reference to Form 8-K (No. 000-51786) filed by the Company on April 30, 2008).

(g)	Not Applicable.

(h)	Not Applicable.

*	Filed herewith.